Exhibit 99.1

Monotype Imaging Appoints Timothy B. Yeaton to its Board of Directors

President and CEO of Black Duck Software Joins Board as Independent Director

WOBURN, Mass.--(BUSINESS WIRE)--July 25, 2012--Monotype Imaging Holdings Inc. (Nasdaq: TYPE), a leading provider of typefaces, technology and expertise for creative applications and consumer devices, has announced that Timothy B. Yeaton, president and chief executive officer of Black Duck Software, has joined Monotype’s board of directors as an independent director. Yeaton, a technology veteran with more than 30 years of software and technology management experience, has also been appointed to the company’s nominating and corporate governance committee.

“Tim brings a tremendous background in understanding software development and middleware requirements, in addition to deep knowledge of the open source industry,” said Robert M. Givens, chairman of Monotype’s board of directors. “Tim’s experience in running a successful software company and navigating today’s rapidly evolving business landscape will be of great value as Monotype continues to diversify and expand further into global markets.”

“Monotype is clearly focused on diversification and serving an expanding base of customers who can benefit from the company’s typefaces, technologies and expertise,” said Yeaton. “I look forward to working closely with the board and management to help maximize Monotype’s impressive potential.”

In 2009, Yeaton joined Black Duck Software, a leading global provider of strategy, products and services for enabling enterprise scale adoption of open source software. During his tenure, the company has experienced almost 40 percent annualized year-over-year growth, completed three major acquisitions and created a joint venture in greater China. Prior to Black Duck, Yeaton served as chief marketing officer at EqualLogic until its acquisition by Dell (Nasdaq: DELL) in 2008. As Dell’s vice president of the Nashua (N.H.) Design Center, Yeaton led the integration of the two companies and managed Dell’s operations in the region. Yeaton also spent several years at Red Hat (NYSE: RHT), a leading provider of open source software solutions, as senior vice president of worldwide marketing and general manager of Enterprise Solutions. At Red Hat, Yeaton was instrumental in expanding its business into the developer and middleware markets with acquisitions of JBoss and MetaMatrix, and he built go-to-market partnerships with companies such as IBM, HP, Dell and Sun Microsystems.

Yeaton was also chief executive officer of Avaki, a venture-backed data management software company acquired by Sybase (NYSE: SAP), and he was senior vice president and general manager of the Server Products Division at Macromedia (Nasdaq: ADBE), via its acquisition of Allaire where he was senior vice president of Products. Yeaton spent the early part of his career at Compaq and Digital Equipment Corp. (NYSE: HPQ), where he was also vice president and general manager of Compaq’s UNIX/Linux Software Division.

In addition to Monotype and Black Duck, Yeaton sits on the board of directors of Actuate Corp. (Nasdaq: BIRT) and serves on the Roger Williams University board of trustees.

About Monotype Imaging

Monotype Imaging is a leading provider of typefaces, technology and expertise that enable the best user experience and ensure brand integrity. Based in Woburn, Mass., Monotype Imaging provides customers worldwide with typeface solutions for a broad range of creative applications and consumer devices. The company’s library and e-commerce sites are home to many of the most widely used typefaces – including the Helvetica®, Frutiger® and Univers® families – as well as the next generation of type designs. Further information is available at www.monotypeimaging.com.

Monotype is a trademark of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Helvetica and Frutiger are trademarks of Linotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions in the name of Linotype Corp. or its licensee Linotype GmbH. Univers is a trademark of Linotype GmbH registered in the U.S. Patent and Trademark Office and may be registered in certain other jurisdictions. All other trademarks are the property of their respective owners. ©2012 Monotype Imaging Holdings Inc. All rights reserved.

CONTACT:
ICR
Staci Mortenson, 781-970-6120
ir@monotypeimaging.com